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                                                                     Exhibit 23

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectuses constituting part of the Registration Statement on Form S-3 (Registration No. 33-34316) of DPL Inc., with respect to its Automatic Dividend Reinvestment and Stock Purchase Plan, and to DPL Inc.'s Registration Statement on Form S-4 (Registration No. 33-2551), with respect to The Dayton Power and Light Company's Employees' Stock Plan, of our report dated January 21, 2000, except for Note 3, as to which the date is February 4, 2000, relating to the financial statements and financial statement schedule, which appears in this Form 10-K.

/s/PricewaterhouseCoopers LLP


PricewaterhouseCoopers LLP
Dayton, Ohio
February 16, 2000